Exhibit 4.1

AMENDMENT No. 6 TO

GREEN BALLAST, INC.

8% SENIOR SECURED CONVERTIBLE NOTE

This Amendment NO. 6, dated as of May 15, 2013 (the “Amendment”), to the 8% Senior Secured Convertible Note, dated April 15, 2011, as amended from time to time (the “Gemini Note”), by Green Ballast, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company issued the Gemini Note to Gemini Master Fund, Ltd., a Cayman Islands corporation (the “Holder”) on April 15, 2011, with a stated Maturity Date as defined therein of two (2) years following said date, the same being April 15, 2013; and

WHEREAS, the Company and the Holder desire to enter into this Amendment to extend the Maturity Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the Company and the Holder agree as follows:

1.                  The Maturity Date is hereby extended to and including July 15, 2013.

2.                  Except to the extent amended hereby, the Gemini Note shall remain in full force and effect.

3.                  All capitalized terms used herein, and not otherwise defined herein, have the respective meanings given to such terms in the Gemini Note.

4.                  This Amendment may be executed in any number of counterparts, each of which shall constitute an original document. Electronic signatures, whether by fax, e-mail, or other electronic means, shall be treated as original signatures.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed the day and year first set forth above.

COMPANY:

GREEN BALLAST, INC.

By:	/s/ Kevin Adams
Name: Title:	Kevin Adams Chief Executive Officer

HOLDER:

GEMINI MASTER FUND, LTD.
By: GEMINI STRATEGIES, LLC, as investment manager

By:	/s/ Steven Winters
Name: Title:	Steven Winters Managing Member